UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2019

CALAMP CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12182 (Commission file number)	95-3647070 (IRS Employer Identification Number)

15635 Alton Parkway, Suite 250, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 600-5600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2019, Garo Sarkissian informed CalAmp Corp. (the “Company”) that he would retire from his position as Senior Vice President of Corporate Development, and from all other positions he held with the Company or its subsidiaries, effective February 28, 2019 (the “Retirement Date”). In connection with Mr. Sarkissian’s retirement, the Company and Mr. Sarkissian entered into a Separation and General Release Agreement (the “Separation Agreement”).  Mr. Sarkissian advised the Company that his decision to retire is for personal reasons and was not the result of any dispute or disagreement with the Company.

Pursuant to the Separation Agreement: (i) Mr. Sarkissian will receive three-months’ base salary, or $75,000 in the aggregate; (ii) for a ten-month period following the Retirement Date, the Company will pay the premiums in connection with Mr. Sarkissian’s participation in the Company’s health, dental and vision plans; and (iiii) on the Retirement Date, all of Mr. Sarkissian’s unvested equity in the Company will fully accelerate and become vested.

The foregoing are summaries of the material terms of the Separation Agreement, and do not purport to be a complete description of the rights and obligations of the parties thereunder. The summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as an exhibit to this Current Report on Form 8-K, and is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation and General Release Agreement, dated February 28, 2019, by and between CalAmp Corp. and Garo Sarkissian.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP. Registrant
By:	/s/ Kurtis Binder Kurtis Binder Executive Vice President and Chief Financial Officer

Dated: March 4, 2019